Exhibit 99.1

1001 Louisiana St., Suite 2900 Houston, TX 77002 NYSE: SPN (713) 654-2200

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (713) 654-2200;

Robert Taylor, CFO or Greg Rosenstein, EVP of Corporate Development, (504) 587-7374

Superior Energy Services, Inc. Announces Second Quarter 2013 Results

Houston – July 29, 2013 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $68.6 million, or $0.43 per diluted share, on revenue of $1,159.7 million for the second quarter of 2013.

These results compare with the second quarter of 2012 net income from continuing operations of $142.8 million, or $0.90 per diluted share, and net income of $141.9 million, or $0.89 per diluted share, on revenue of $1,243.3 million.

For the six months ended June 30, 2013, the Company recorded net income of $132.3 million, or $0.82 per diluted share, on revenue of $2,295.2 million. For the six months ended June 30, 2012, the Company recorded net income from continuing operations of $213.0 million, or $1.49 per diluted share, and net income of $195.8 million, or $1.37 per diluted share, on revenue of $2,210.2 million.

David Dunlap, President and CEO of the Company, commented, “As previously announced, our decision to relocate pressure pumping equipment coupled with a slowdown in Mexico and weather in North Dakota impacted our results. However, this was partially offset by some underlying positives during the quarter including improved profit margins, increasing Gulf of Mexico activity and execution of our international growth strategy.

“We were able to slightly increase profit margins for the second consecutive quarter in the Onshore Completions and Workover segment despite downtime in pressure pumping related to equipment relocation and downtime for most services impacted by poor weather in North Dakota. This was achieved by our disciplined approach of maintaining margins rather than growing market share.

“Gulf of Mexico activity has increased at a rapid pace relative to last year with increases coming across our three business segments with operations in the Gulf. Our Gulf of Mexico revenue for the first six months of 2013 increased 34% over the first six months of 2012. Drilling Products and Services segment revenue in the first half of 2013 has increased 30% over the first half of 2012 due to increased deepwater drilling activity. In addition, our Subsea and Technical Solutions segment revenue in the Gulf is 29% higher as a result of a robust market for completion tools and products.

Finally, our international revenue for the first six months of 2013 has increased 13% over the first half of 2012 as growth plans in Brazil, Colombia and Argentina collectively performed as anticipated and in some cases, ahead of schedule.”

Second Quarter 2013 Geographic Breakdown

U.S. land market revenue was approximately $723.3 million in the second quarter of 2013, as compared with $883.0 million in the second quarter of 2012 and $732.8 million in the first quarter of 2013. Gulf of Mexico revenue was approximately $225.1 million, as compared with $170.8 million in the second quarter of 2012 and $208.0 million in the first quarter of 2013. International revenue was approximately $211.3 million, as compared with $189.5 million in the second quarter of 2012 and $194.7 million in the first quarter of 2013.

Drilling Products and Services Segment

Drilling Products and Services segment revenue was $205.4 million, a 4% increase from second quarter 2012 revenue of $198.2 million and a 6% increase from first quarter 2013 revenue of $194.0 million.

The primary factor driving the higher sequential revenue in this segment was a 12% increase in international market revenue to $56.1 million due to increased rentals of premium drill pipe in Asia Pacific and accommodations in Latin America. Gulf of Mexico market revenue increased 8% sequentially to $75.3 million due to increased rentals of premium drill pipe. U.S. land market revenue was unchanged at $74.0 million, as increased demand for bottom hole assemblies and accommodations were offset by a decrease in rentals of premium drill pipe.

Onshore Completion and Workover Services Segment

Onshore Completion and Workover Services segment revenue in the second quarter was $398.2 million, a 16% decrease from second quarter 2012 revenue of $475.4 million, and a 7% decrease from first quarter 2013 revenue of $426.0 million. Virtually all of the revenue in this segment is generated from U.S. land market areas.

On a sequential basis, revenue declined in pressure pumping due to the relocation of equipment from North Texas to other regions, where the equipment is currently working. Poor weather in North Dakota curtailed activity for pressure pumping, well service rigs and fluid management.

Income from operations as a percentage of revenue was 11.8% as compared with 11.7% in the first quarter of 2013, resulting from increased service intensity in pressure pumping.

Production Services Segment

Production Services segment revenue was $369.1 million, an 11% decrease from second quarter 2012 revenue of $413.7 million and a small increase from first quarter 2013 revenue of $367.4 million.

U.S. land market revenue increased 7% sequentially to $231.2 million, primarily due to increased demand for remedial pumping services and snubbing services. International revenue decreased 13% sequentially to $84.4 million primarily due to lower coiled tubing activity in Mexico and lower demand for snubbing services in the Asia Pacific market area. These were partially offset by increases in cementing activity and cased hole wireline services in Latin America. Gulf of Mexico revenue was slightly lower sequentially at $53.6 million with increases in coiled tubing and cased hole wireline services offset by decreases in pressure control tools.

Subsea and Technical Solutions Segment

Subsea and Technical Solutions segment revenue was $187.0 million, a 20% increase from second quarter 2012 revenue of $156.1 million and a 26% increase from first quarter 2013 revenue of $148.1 million.

International revenue increased 48% sequentially to $70.9 million due to a seasonal increase in subsea construction and in sales of completions tools in Asia Pacific. Gulf of Mexico market revenue increased 14% sequentially to $96.2 million due to increased demand for plug and abandonment services and completion tools. U.S. land market revenue increased 23% sequentially to $19.9 million primarily related to increases in completion tools.

2013 Earnings Guidance Update

The Company’s earnings per share guidance for 2013 has narrowed to a range of $1.75 to $1.95. The prior range was $1.85 to $2.35. In addition, the Company has lowered its capital spending guidance for 2013 to a range of $600 million to $650 million.

Dunlap commented, “The changes to our earnings guidance reflect our belief that completions and production-related services activity in the U.S. will not change materially during the last half of 2013. We have adjusted our capital spending plans downward by lowering capital expenditures in the U.S. We don’t believe this reduction will inhibit our long-term market position.

“We are on pace to achieve and quite possibly exceed our Gulf of Mexico growth target. Internationally, we are pleased with the pace of growth for our production-related services in South America and downhole drilling tools in several regions.”

Conference Call Information

The Company will host a conference call at 11 a.m. Eastern Time on Tuesday, July 30, 2013. The call can be accessed from the Company’s website at www.superiorenergy.com, or by telephone at 480-629-9692. For those who cannot listen to the live call, a telephonic replay will be available through August 13, 2013 and may be accessed by calling 303-590-3030 and using the pass code 4627650#. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. Among the factors that could cause actual results to differ materially are the cyclical nature and volatility of the oil and gas industry, including the level of exploration, production and development activity and the volatility of oil and gas prices; risks associated with the uncertainty of macroeconomic and business conditions worldwide; the effect of regulatory programs and environmental matters on our performance, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our pressure pumping services; risks associated with business growth outpacing the capabilities of the Company’s infrastructure and workforce;; risks associated with the integration of the Completion Production Services Inc.’s operations; changes in competitive factors affecting our operations; political, economic and other risks and uncertainties associated with international operations; the lingering impact on exploration and production activities in the U.S. coastal waters following the Deepwater Horizon incident; the impact that unfavorable or unusual weather conditions could have on the Company’s operations; the potential shortage of skilled workers; the Company’s dependence on certain customers; the risks inherent in long-term fixed-price contracts; operating hazards, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage; and other material factors that are described in detail in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as subsequently updated by the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Investors are cautioned that many of the assumptions on which the Company’s forward-looking statements are based are likely to change after such forward-looking statements are made, including for example the market prices of oil and natural gas and regulations affecting oil and gas operations, which the Company cannot control or anticipate. Further, the Company may make changes to its business plans that could or will affect its results. The Company undertakes no obligation to update any of its forward-looking statements and the Company does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in its assumptions, changes in its business plans, its actual experience, or other changes. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Six Months Ended June 30, 2013 and 2012

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$1,159,713	$1,243,319	$2,295,192	$2,210,156
Cost of services (exclusive of items shown separately below)	711,883	711,284	1,419,370	1,258,051
Depreciation, depletion, amortization and accretion	154,987	135,516	304,621	238,112
General and administrative expenses	156,967	157,519	307,131	333,540

Income from continuing operations	135,876	239,000	264,070	380,453
Other income (expense):
Interest expense, net	(26,942)	(29,871)	(54,482)	(60,365)
Other	773	(306)	1,273	95
Loss on early extinguishment of debt	(884)	—	(884)	—
Gain on sale of equity method investment	—	17,880	—	17,880

Income from continuing operations before income taxes	108,823	226,703	209,977	338,063
Income taxes	40,264	83,880	77,691	125,083

Net income from continuing operations	68,559	142,823	132,286	212,980
Loss from discontinued operations, net of income tax	—	(970)	—	(17,207)

Net income	$68,559	$141,853	$132,286	$195,773

Basic earnings per share:
Net income from continuing operations	$0.43	$0.91	$0.83	$1.51
Loss from discontinued operations	—	(0.01)	—	(0.12)

Net income	$0.43	$0.90	$0.83	$1.39

Diluted earnings per share:
Net income from continuing operations	$0.43	$0.90	$0.82	$1.49
Loss from discontinued operations	—	(0.01)	—	(0.12)

Net income	$0.43	$0.89	$0.82	$1.37

Weighted average common shares used in computing earnings per share:
Basic	159,337	157,017	159,142	141,282

Diluted	160,930	158,632	160,768	143,092

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2013 AND DECEMBER 31, 2012

(in thousands)

	6/30/2013	12/31/2012
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$65,399	$91,199
Accounts receivable, net	1,031,325	1,027,218
Deferred income taxes	20,732	34,120
Prepaid expenses	93,319	93,190
Inventory and other current assets	245,164	214,630

Total current assets	1,455,939	1,460,357

Property, plant and equipment, net	3,229,781	3,255,220
Goodwill	2,547,700	2,532,065
Notes receivable	46,290	44,838
Intangible and other long-term assets, net	492,737	510,406

Total assets	$7,772,447	$7,802,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$216,173	$252,363
Accrued expenses	328,789	346,490
Income taxes payable	36,826	153,212
Current maturities of long-term debt	20,000	20,000

Total current liabilities	601,788	772,065

Deferred income taxes	759,514	745,144
Decommissioning liabilities	96,320	93,053
Long-term debt, net	1,780,000	1,814,500
Other long-term liabilities	169,309	147,045
Total stockholders’ equity	4,365,516	4,231,079

Total liabilities and stockholders’ equity	$7,772,447	$7,802,886

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED JUNE 30, 2013, MARCH 31, 2013, AND JUNE 30, 2012

(unaudited)

(in thousands)

	Three months ended,
	June 30, 2013	March 31, 2013	June 30, 2012
Revenue
Drilling Products and Services	$205,422	$193,979	$198,150
Onshore Completion and Workover Services	398,216	425,983	475,369
Production Services	369,066	367,397	413,740
Subsea and Technical Solutions	187,009	148,120	156,060
Total Revenues	$1,159,713	$1,135,479	$1,243,319

	June 30, 2013	March 31, 2013	June 30, 2012
Gross Profit (1)
Drilling Products and Services	$138,438	$129,334	$131,665
Onshore Completion and Workover Services	136,159	144,244	172,191
Production Services	116,742	114,342	168,822
Subsea and Technical Solutions	56,491	40,072	59,357

Total Gross Profit	$447,830	$427,992	$532,035

	June 30, 2013	March 31, 2013	June 30, 2012
Income from Continuing Operations
Drilling Products and Services	$59,635	$56,597	$59,316
Onshore Completion and Workover Services	46,809	49,708	84,984
Production Services	20,845	28,347	79,435
Subsea and Technical Solutions	8,587	(6,458)	15,265

Total Income from Continuing Operations	$135,876	$128,194	$239,000

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.